Exhibit 99.1

Calgon Carbon Corporation Announces Agreement to be Acquired by Kuraray

•	Equity value at approximately $1.1 billion, and transaction value in excess of $1.3 billion, including the assumption of net debt

•	Delivers substantial, all-cash premium to Calgon Carbon stockholders

•	Kuraray committed to long-term growth of Calgon Carbon, which it intends to operate as a separate subsidiary

•	Calgon Carbon stockholders to receive cash of $21.50/share

Pittsburgh, PA and Tokyo, Japan - September 21, 2017 - Calgon Carbon Corporation (NYSE:CCC) and Kuraray Co., Ltd. (TYO:3405) announced today that their respective Boards of Directors have unanimously approved, and the parties have entered into, a definitive merger agreement under which Kuraray will acquire Calgon Carbon for $21.50 per share in cash, which equates to an equity value of approximately $1.1 billion, and a transaction value in excess of $1.3 billion, including Calgon Carbon’s net indebtedness. The transaction remains subject to customary closing conditions, including regulatory approvals and approval by Calgon Carbon stockholders. The parties are targeting a closing by the end of December, 2017. The acquisition will be completed through a merger of a newly-created subsidiary of Kuraray with and into Calgon Carbon, with Calgon Carbon as the surviving corporation.

While this acquisition will enhance Kuraray’s growth strategy and global presence in activated carbon and filtration media, it intends to operate Calgon Carbon as a separate subsidiary of Kuraray. The companies will align the organization and operation for optimal customer support from Calgon Carbon’s world headquarters in Pittsburgh, Pennsylvania. Kuraray and Calgon Carbon have complementary products and services, and the combined organization will continue to focus on the highest quality activated carbon and filtration media products, equipment and services for customers around the world. The combination will strengthen Kuraray’s focus on contributing to human health, and the sustainability of the environment through innovative and high quality products around the world.

Randy Dearth, Calgon Carbon’s Chairman, President and CEO, said of the acquisition, “Not only does this transaction deliver premium value to our stockholders, it also benefits our customers and employees by making Calgon Carbon part of a much larger, stronger global company with resources to fully support our global activated carbon, filtration media and service businesses now, and well into the future.”

Masaaki Ito, Kuraray’s Representative Director and President said, “For Kuraray, the integration of Calgon Carbon’s excellent employees all around the world, their R&D and sales expertise, and their manufacturing operations will contribute to the expansion of our carbon materials business, which leads our key strategic areas such as ‘water and environment,’ and ‘energy.’ Together, Kuraray and Calgon Carbon will help advance human health and environmental sustainability by providing high performance carbon materials to the market.”

Morgan Stanley & Co. LLC is acting as the financial adviser to Calgon Carbon and Jones Day is serving as legal counsel. Goldman Sachs & Co. LLC is serving as exclusive financial advisor to Kuraray and Mayer Brown LLP is serving as legal counsel.

About Calgon Carbon

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, Calgon Carbon provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products – in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. With the acquisition of complementary wood-based activated carbon and filtration media capabilities located in Europe, Calgon Carbon becomes an even more global and diverse industry leader in activated carbon, reactivation, and filtration media in the form of diatomaceous earth and perlites.

Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon employs approximately 1,400 people and operates 20 manufacturing, reactivation, innovation and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron. For more information about Calgon Carbon’s leading activated carbon, filtration media, and ultraviolet technology solutions, visit www.calgoncarbon.com.

About Kuraray

Kuraray was established in 1926. In 1950, the company achieved a corporate milestone as the first in the world to bring polyvinyl alcohol synthetic fiber to market. In subsequent years, Kuraray used its proprietary technology in the area of polymer chemistry and synthetic chemistry to develop resins, chemicals, fibers and textiles.

As a pioneer of Vinyl Acetate related business, Kuraray has a global presence in the business area of PVA (polyvinyl alcohol) resin, PVB (polyvinyl butyral) resin and film, PVA film that is used for LCD and detergent unit packing, EVOH (ethylene vinyl alcohol) resin (trademarked as EVAL) used for food packaging and gasoline tanks, and PVA fiber (vinylon) that is used for a substitute of asbestos and a reinforcing material of cement. Kuraray has overseas subsidiaries in 28 countries and regions outside Japan, as a global specialty chemical company. For more information, visit the company’s website at www.kuraray.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This communication contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Calgon Carbon or Kuraray, their respective management or the proposed merger between Calgon Carbon and Kuraray, involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Neither Calgon Carbon nor Kuraray undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results, and other legal, regulatory and economic developments. Statements that use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including: the failure to obtain governmental approvals of the merger on the proposed terms and schedule, and any conditions imposed on Calgon Carbon, Kuraray or the combined company in connection with consummation of the merger; the failure to obtain approval of the merger by the stockholders of Calgon Carbon and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; restrictions imposed by outstanding indebtedness and indebtedness incurred in connection with the merger; worldwide and regional economic, business, and political conditions; changes in customer demand and requirements; business cycles and other industry conditions; the timing of new services or facilities; the ability to compete with others in the industries in which Calgon Carbon or Kuraray operate; the effects of compliance with laws; fluctuations in the value of currencies in major areas where operations are located; matters relating to operating facilities; the effect and costs of claims (known or unknown) relating to litigation and environmental remediation; the ability to develop and further enhance technology and proprietary know-how; the ability to attract and retain key personnel; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; changes in the economic climate in the markets in which Calgon Carbon or Kuraray own and operate their respective businesses; the overall level of economic activity; the availability of consumer credit and mortgage financing, unemployment rates and other factors; Calgon Carbon’s ability to successfully integrate the November 2, 2016 acquisition of the assets and business of the wood-based activated carbon, reactivation, and mineral-based filtration media of CECA and achieve the expected results of the acquisition, including any expected synergies and the expected future accretion to earnings; changes in, or delays in the implementation of, regulations that cause a market for Calgon Carbon’s or Kuraray’s products; Calgon Carbon’s or Kuraray’s ability to successfully type approve or qualify its products to meet customer and end market requirements; changes in competitor prices for products similar to Calgon Carbon’s or Kuraray’s; higher energy and raw material costs; costs of imports and related tariffs; unfavorable weather conditions and changes in market prices of natural gas relative to prices of coal; changes in foreign currency exchange rates and interest rates; changes in corporate income and cross-border tax policies of the United States and other countries; labor relations; the availability of capital and environmental requirements as they relate to both Calgon Carbon’s or Kuraray’s operations and to those of Calgon Carbon’s or Kuraray’s customers; borrowing restrictions; the validity of and licensing restrictions on the use of patents, trademarks and other intellectual property; pension costs; the results of litigation involving Calgon Carbon or Kuraray; information security breaches and other disruptions that could compromise Calgon Carbon’s or Kuraray’s information and expose Calgon Carbon or Kuraray to business interruption, increased costs, liability and reputational damage; and additional risks associated with the conduct of Calgon Carbon’s or Kuraray’s business, such as failure to achieve expected results and the risks that are described from time to time in Calgon Carbon’s reports filed with the SEC, including its annual report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017.

Additional Information and Where to Find It

In connection with the proposed merger, a preliminary proxy statement on Schedule 14A will be filed with the SEC. CALGON CARBON STOCKHOLDERS ARE ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to stockholders of Calgon Carbon holding shares as of the record date, which has not been set at this time. Investors and securityholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov or from Calgon Carbon at the “Investors” section of its website, accessible via http://www.calgoncarbon.com/, or by contacting Dan Crookshank, Director – Investor Relations and Treasurer, at (412) 787-6795.

Participants in Solicitation

Calgon Carbon and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning such participants is set forth in the proxy statement, filed with the SEC on Schedule 14A on March 23, 2017, for Calgon Carbon’s 2017 Annual Meeting of Stockholders and in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed merger will be included in the proxy statement in respect of the proposed merger (and other relevant materials) to be filed with the SEC when they become available.

Contacts:

Calgon Carbon	Kuraray

Dan Crookshank Director – Investor Relations & Treasurer Direct Dial: 412-787-6795 dcrookshank@calgoncarbon.com	Fumio Uegaki Manager, Corporate Communications Dept. Direct Dial: +81-3-6701-1070 Kuraraykoho@kuraray.com

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